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                                                                      EXHIBIT 99

Ogilvy Adams & Rinehart                                708 Third Avenue
                                                       New York, New York 10017
                                                       Tel: 212-557-0100
                                                       Fax: 212-370-4636
                                                       News

Contacts: For Burlington Northern Inc.       For Santa Fe Pacific Corporation
           Richard Russack                    Catherine Westphal
           (202) 347-8662                     (708) 995-6273

FOR IMMEDIATE RELEASE

                BURLINGTON NORTHERN AND SANTA FE AGREE TO MERGE

  FORT WORTH, TEXAS and SCHAUMBURG, ILLINOIS, June 30, 1994 -- Burlington Northern Inc. (BN) and Santa Fe Pacific Corporation (Santa Fe) jointly announced today that they have signed a definitive agreement providing for the merger of the two companies, subject to receiving approval from the Interstate Commerce Commission (ICC). The combination will create a rail network covering the midwestern and western United States and provide shippers with single-line service connecting all principal West Coast ports with major midwestern and western markets and with ports and markets in the Southeast.

  Santa Fe shareholders will receive 0.27 of a share of Burlington Northern common stock for each Santa Fe share. Separately, Santa Fe announced today that it will distribute to its shareholders on September 30, 1994, the remaining stock which it owns in Santa Fe Pacific Gold Corp. This dividend will be paid prior to the merger with BN and is not dependent on the merger. Both transactions are expected to be tax-free to shareholders.
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  Upon completion of the merger, Burlington Northern will change its name to
Burlington Northern Santa Fe Corporation and the railroads will be called The Burlington Northern and Santa Fe Railway Company. Gerald Grinstein, Burlington Northern's chairman and chief executive officer, will be chairman of the merged company. Robert D. Krebs, chairman, president and chief executive officer of Santa Fe, will be president and chief executive officer of the new company.

  "The combination of Burlington Northern and Santa Fe is a predominantly end-to-end merger that will benefit shippers and the public," Mr. Grinstein said. "There is very little overlap between our two rail systems.

  "The merged BN/Santa Fe network will provide single-line service across the key transcontinental corridor from Central and Southern California to the Southeastern gateways of Memphis and Birmingham. It will provide Midwestern grain shippers with new single-line access to the West Coast and Gulf ports, and it will enhance shipping options to Canadian and Mexican gateways," he said.

  Mr. Grinstein said that shippers prefer single-line service because it is more efficient, gives them one point of contact, and eliminates the costs and delays associated with interchanging traffic from one carrier to another. Enhanced single-line service also will open new markets for shippers.

  "This merger will create a strong, new rail carrier with a diversified traffic base and excellent financial prospects. For example, Santa Fe's strength in intermodal traffic will complement BN's strength in coal and grain," said Mr. Krebs.

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"This will benefit employees, customers, shareholders and the communities where both railroads operate."

  "The combination of BN and Santa Fe will help U.S. industries compete more effectively in world markets by linking the heartland more closely with the West Coast and Gulf Coast ports, thereby providing better access to Pacific Rim nations and other trading partners," Mr. Krebs said.

  The merger has been approved by the boards of directors of both companies. It is subject to approval by the shareholders of both companies at special meetings to be scheduled as soon as possible. The companies will file their merger application with the ICC later this year and ask the ICC to rule on the merger on an expedited basis. While the ICC is reviewing the merger, BN and Santa Fe will operate as independent companies, each headquartered in its current city and operating under the direction of its current board and management.

  "We expect the merger to result in substantial cost savings through operational improvements, increased traffic densities, reduced administrative costs and elimination of duplicative functions," said Mr. Krebs.

  Burlington Northern is being advised by Lazard Freres & Co., which has rendered a fairness opinion to BN's Board of Directors, and Davis Polk & Wardwell. Santa Fe's advisors are Goldman, Sachs & Co., which has rendered a fairness opinion to Santa Fe's Board of Directors, and Mayer Brown & Platt.


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  Burlington Northern Inc. (NYSE: BNI) is the parent company of Burlington
Northern Railroad, one of the world's leading providers of transportation and information services, and operator of the longest rail system in North America. It operates through 25 states and two Canadian provinces.

  Santa Fe Pacific Corporation (NYSE: SFX) is the parent company of the Atchison, Topeka and Santa Fe Railroad Company, which operates in 12 states and offers service to Mexico. In addition to owning Santa Fe Pacific Gold, which will be spun off, Santa Fe also owns a 44 percent interest in Santa Fe Pacific Pipeline Partners, L.P.